Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Bethpage, NY, February 25, 2015 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2014.

Fourth quarter consolidated net revenues increased 3.0% to $1.631 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 3.4% to $440.9 million and consolidated operating income increased 22.1% to $205.8 million, all compared with the prior year period.

For full year 2014, consolidated net revenues increased 3.7% to $6.461 billion, consolidated AOCF increased 8.9% to $1.834 billion and consolidated operating income increased 31.8% to $921.3 million, all compared with 2013.

Operating highlights for the fourth quarter include:

•	Average Monthly Cable Revenue per Customer ("RPC") of $155.20, an increase of $7.86 or 5.3%, compared with the prior year period.

•	Cable advertising revenue growth of 9.0%, compared with the prior year period.

•	Full year 2014 Consolidated Free Cash Flow from Continuing Operations[1] of $486.9 million.

Cablevision CEO James L. Dolan said, “Cablevision delivered strong financial results in 2014, with significant year-over-year increases in revenue, AOCF and free cash flow. We also took steps to enhance our position as our customers’ preferred connectivity company, including the ongoing expansion of the Optimum WiFi network. As we look to 2015, we will continue to expand and improve connectivity inside and outside the home. The recent launch of Freewheel, our new all-WiFi data, talk and text service, is just one example of how we will serve the evolving needs of our customers while continuing to build the company for the long term.”

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network.

Cable net revenues for the fourth quarter 2014 increased 3.1% to $1.454 billion, AOCF decreased 4.6% to $441.1 million and operating income decreased 4.3% to $248.7 million, all compared with the prior year period. Fourth quarter net revenue growth primarily reflects rate initiatives, continued disciplined pricing strategies and higher advertising revenue, partially offset by a decline in customers. Fourth quarter AOCF reflects higher programming, employee-related and marketing costs, partially offset by the increase in revenue and lower customer service-related costs, as compared to the prior year period.

Full year 2014 net revenues rose 3.7% to $5.785 billion, AOCF increased 5.4% to $1.834 billion, and operating income increased 11.7% to $1.064 billion, all compared with the prior year period.

The following table illustrates the change in the Cable customer base during the fourth quarter of 2014:

Customer Data
(rounded to nearest thousand)

	Total September 30, 2014	Net Gain/(Loss)	Total December 31, 2014

Total Customers(a)	3,129	(11)	3,118

Video	2,715	(34)	2,681
High-Speed Data	2,756	4	2,760
Voice	2,240	(11)	2,229

Serviceable Passings	5,064	(18)	5,046

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath
Lightpath is a premier provider of integrated business communications solutions to large and mid-sized commercial organizations across the New York metropolitan area.

For the fourth quarter 2014, Lightpath net revenues increased 6.2% to $90.3 million, AOCF increased 10.0% to $40.7 million and operating income increased 24.9% to $16.9 million, each as compared with the prior year period. Fourth quarter results primarily reflect an increase in revenue from Ethernet services, partially offset by higher employee-related costs.

Full year 2014 net revenues rose 6.1% to $353.0 million, AOCF increased 7.7% to $157.5 million and operating income increased 22.6% to $68.3 million, all compared with the prior year period.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Fourth quarter net revenues decreased 0.6% to $96.4 million, AOCF deficit decreased 4.5% to $40.9 million and operating loss decreased 42.9% to $59.8 million, all compared with the prior year period. Fourth quarter results reflect increased advertising revenue at News 12 Networks and reduced expenditures at certain other businesses, partially offset by lower advertising revenue at Newsday.

Full year 2014 net revenues decreased 0.2% to $361.3 million, AOCF deficit decreased 22.0% to $156.9 million and operating loss decreased 31.6% to $211.2 million, all compared with the prior year period.

Other Matters
On February 24, 2015, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock. This quarterly dividend is payable on April 3, 2015 to shareholders of record at the close of business on March 16, 2015.

There were no stock repurchases during 2014. As of December 31, 2014, Cablevision had approximately $455 million available under its stock repurchase authorization.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards of restricted shares, restricted stock units and stock options that are not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Cindi Buckwalter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2264

Cablevision’s website: www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641 / Conference ID Number 74258456 / Conference call replay number (855) 859-2056 / Conference ID Number 74258456 until March 4, 2015.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues, net	$1,631,036	$1,583,468	$6,460,946	$6,232,152

Operating expenses
Technical and operating	787,880	759,465	3,136,808	3,079,226
Selling, general and administrative	413,310	379,680	1,533,898	1,521,005
Restructuring expense	1,950	24,132	2,480	23,550
Depreciation and amortization (including impairments)	222,060	251,544	866,502	909,147
Operating income	205,836	168,647	921,258	699,224
Other income (expense):
Interest expense, net	(145,121)	(142,775)	(575,580)	(600,637)
Gain on investments, net	90,671	146,276	129,659	313,167
Loss on equity derivative contracts, net	(64,770)	(105,428)	(45,055)	(198,688)
Gain (loss) on extinguishment of debt and write-off of deferred financing costs	109	604	(10,120)	(22,542)
Miscellaneous, net	1,640	763	4,988	2,436
Income from continuing operations before income taxes	88,365	68,087	425,150	192,960
Income tax expense(b)	(32,046)	(21,599)	(115,768)	(65,635)
Income from continuing operations	56,319	46,488	309,382	127,325
Income (loss) from discontinued operations, net of income taxes	(175)	4,800	2,822	338,316
Net income	56,144	51,288	312,204	465,641
Net loss (income) attributable to noncontrolling interests	(169)	554	(765)	20
Net income attributable to Cablevision Systems Corporation stockholders	$55,975	$51,842	$311,439	$465,661

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.21	$0.18	$1.17	$0.49
Income (loss) from discontinued operations	$—	$0.02	$0.01	$1.30
Net income	$0.21	$0.20	$1.18	$1.79
Basic weighted average common shares (in thousands)	266,969	261,622	264,623	260,763

Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.20	$0.18	$1.14	$0.48
Income (loss) from discontinued operations	$—	$0.02	$0.01	$1.27
Net income	$0.20	$0.19	$1.15	$1.75
Diluted weighted average common shares (in thousands)	273,903	267,263	270,703	265,935

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$56,150	$47,042	$308,617	$127,345
Income (loss) from discontinued operations, net of income taxes	(175)	4,800	2,822	338,316
Net income	$55,975	$51,842	$311,439	$465,661
Cash dividends declared per share of common stock	$0.15	$0.15	$0.60	$0.60

(a)	Financial results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented, as applicable.

(b)	Income tax expense for the twelve months ended December 31, 2014 includes a tax benefit of $53,132 resulting from the reversal of an uncertain tax position liability in the first quarter of 2014.

CABLEVISION SYSTEMS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW AND CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW(a)(b)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Operating income	$205,836	$168,647	$921,258	$699,224
Share-based compensation expense	11,066	12,171	43,984	52,715
Restructuring expense	1,950	24,132	2,480	23,550
Depreciation and amortization (including impairments)	222,060	251,544	866,502	909,147
Adjusted operating cash flow	$440,912	$456,494	$1,834,224	$1,684,636

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)(b)

	Twelve Months Ended December 31,
	2014	2013

Net cash provided by operating activities(c)	$1,378,271	$1,134,977
Add: excess tax benefits related to share-based awards	336	1,280
Less: capital expenditures(d)	(891,678)	(951,679)
Consolidated free cash flow from continuing operations	$486,929	$184,578

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of AOCF and Free Cash Flow from Continuing Operations.

(b)	Financial results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented, as applicable.

(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2014	2013	Change

Cable	$1,454,190	$1,410,859	3.1%
Lightpath	90,293	85,013	6.2%
Other(a)	96,370	96,957	(0.6)%
Eliminations(b)	(9,817)	(9,361)	(4.9)%
Total Cablevision	$1,631,036	$1,583,468	3.0%

	Twelve Months Ended December 31,		%
	2014	2013(c)	Change

Cable	$5,784,945	$5,576,011	3.7%
Lightpath	352,964	332,609	6.1%
Other(a)	361,305	362,020	(0.2)%
Eliminations(b)	(38,268)	(38,488)	0.6%
Total Cablevision	$6,460,946	$6,232,152	3.7%

(a)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

(b)	Represents inter-segment revenues.

(c)	Net revenues of Bresnan Cable and Clearview have been reflected in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)(a)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2014	2013	Change	2014	2013	Change

Cable	$441,068	$462,306	(4.6)%	248,708	$259,878	(4.3)%
Lightpath	40,733	37,022	10.0%	16,910	13,544	24.9%
Other(b)	(40,889)	(42,834)	4.5%	(59,782)	(104,775)	42.9%
Total Cablevision	$440,912	$456,494	(3.4)%	$205,836	$168,647	22.1%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2014	2013	Change	2014	2013	Change

Cable	$1,833,577	$1,739,529	5.4%	$1,064,142	$952,462	11.7%
Lightpath	157,516	146,208	7.7%	68,295	55,685	22.6%
Other(b)	(156,869)	(201,101)	22.0%	(211,179)	(308,923)	31.6%
Total Cablevision	$1,834,224	$1,684,636	8.9%	$921,258	$699,224	31.8%

(a)	Financial results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented, as applicable.

(b)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation, and certain other entities.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	December 31, 2014	September 30, 2014	December 31, 2013

(in thousands)
Total Customers(a)	3,118	3,129	3,188
Video Customers	2,681	2,715	2,813
High-Speed Data Customers	2,760	2,756	2,780
Voice Customers	2,229	2,240	2,272

Serviceable Passings (in thousands)(b)	5,046	5,064	5,034

Penetration
Total Customers to Serviceable Passings	61.8%	61.8%	63.3%
Video Customers to Serviceable Passings	53.1%	53.6%	55.9%
High-Speed Data Customers to Serviceable Passings	54.7%	54.4%	55.2%
Voice Customers to Serviceable Passings	44.2%	44.2%	45.1%

Revenues for the three months ended (dollars in millions)

Video(c)	$788	$800	$792
High-Speed Data	359	356	339
Voice	230	233	211
Advertising	48	43	44
Other(d)	29	27	25
Total Cable Revenue	$1,454	$1,459	$1,411

Average Monthly Cable Revenue per Customer (“RPC”)(e)	$155.20	$154.50	$147.34

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

(b)	Includes residential passings, as well as commercial establishments that have connected to our cable distribution network.

(c)	Includes equipment rental, DVR, franchise fees, video-on-demand and pay-per-view revenue.

(d)	Includes installation revenue, advertising sales commissions, home shopping and other product offerings.

(e)	RPC is calculated by dividing average monthly Cable GAAP revenue for the quarter by the average number of total customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2014

Cash and cash equivalents	$850,413

Credit facility debt	$2,780,649
Senior notes and debentures	5,855,867
Collateralized indebtedness	986,183
Capital lease obligations and notes payable	70,323
Debt	$9,693,022

LEVERAGE

Debt	$9,693,022
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	986,183
Cash and cash equivalents	850,413
Net debt	$7,856,426

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.5x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.1x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.3x
Cablevision senior notes leverage ratio(e)(g)	5.2x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of an unaffiliated company and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.

(c)	AOCF is annualized based on the fourth quarter 2014 results, as reported.

(d)
Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.804 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.

(f)
Reflects the debt to cash flow ratio applicable under CSC Holdings' senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.807 billion.

(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2014	2013

Customer premise equipment	$74,576	$40,905
Scalable infrastructure	66,412	68,583
Line extensions	6,656	7,639
Upgrade/rebuild	11,896	7,935
Support	62,958	51,025
Cable	222,498	176,087
Lightpath	28,348	29,881
Other(a)	10,887	4,767
Total Cablevision	$261,733	$210,735

	Twelve Months Ended December 31,
	2014	2013(b)

Customer premise equipment	$263,466	$251,886
Scalable infrastructure	233,530	311,162
Line extensions	18,924	29,040
Upgrade/rebuild	44,024	34,402
Support	183,580	180,188
Cable	743,524	806,678
Lightpath	109,749	111,830
Other(a)	38,405	33,171
Total Cablevision	$891,678	$951,679

(a)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation and Corporate.

(b)	Capital expenditures for Bresnan Cable and Clearview have been reflected in discontinued operations.